UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36344	59-3564984
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On May 30, 2014, Ignyta, Inc. (“Ignyta”) appointed Jacob Chacko, M.D., as Ignyta’s Chief Financial Officer, effective immediately. Dr. Chacko assumed responsibility for the role from Zachary Hornby, who has been appointed to the newly-created role of Ignyta’s Chief Operating Officer.

Prior to joining Ignyta, Dr. Chacko, 35, was Vice President at TPG Capital, a global private investment firm, from August 2008 to May 2014. Prior to TPG, Dr. Chacko concurrently received his M.D. from UCLA and his M.B.A. from Harvard University. Previously, Dr. Chacko was an Associate serving healthcare clients at the management consulting firm McKinsey & Company. He served on the boards of directors of RentPath and EnvisionRx, was an advisor to the Audit Committee of Par Pharmaceutical, and was a board observer to IMS Health and Quintiles Transnational. Dr. Chacko received an M.Sc. in economic and social history from Oxford University, where he was a Marshall Scholar, and a B.A. in biology, B.S. in gerontology, and minor in health policy and management from the University of Southern California.

Dr. Chacko’s annual base salary will be $345,000, and he will receive a signing bonus of $50,000. Ignyta will reimburse Dr. Chacko for up to $25,000 in expenses incurred in relocating to San Diego, California, with the reimbursed amounts to be grossed up for applicable taxes. Dr. Chacko will also be eligible to participate in cash or other bonus plans at the discretion and upon the approval of Ignyta’s Board of Directors. Further, Dr. Chacko will be eligible to receive grants of equity awards under equity compensation plans that Ignyta’s Board of Directors, or a committee thereof, may approve and adopt in the future, at the discretion of the Board of Directors or any such committee. As with Ignyta’s other employees, Dr. Chacko does not have a formal employment agreement with Ignyta, and will not have such an agreement unless and until the Board of Directors, or a committee thereof, and Dr. Chacko approve the terms of any such agreement. As a result, the amount of Dr. Chacko’s annual base salary, cash or other bonus compensation, equity compensation or any other form of compensation he may receive may be modified at any time at the discretion of the Board of Directors or a committee thereof.

In connection with his appointment, on May 30, 2014, Ignyta granted to Dr. Chacko a stock option award to purchase 250,000 shares of Ignyta’s common stock under Ignyta’s Employment Inducement Incentive Award Plan (the “Inducement Plan”) at an exercise price per share equal to the closing price of Ignyta’s common stock on the Nasdaq Capital Market on May 30, 2014. The option will have a ten-year term. The option award agreement will be consistent with the standard option award agreement under the Inducement Plan, and the options will vest on Ignyta’s standard four-year vesting schedule, with 25% of the shares subject to the award vesting on the first anniversary of Dr. Chacko’s date of hire and 1/36th of the remaining shares subject to the award vesting each monthly anniversary thereafter, subject to Dr. Chacko’s continued employment by Ignyta on each vesting date. The inducement stock option award was approved by the Compensation Committee of Ignyta’s Board of Directors and was granted as an inducement material to Dr. Chacko entering into employment with Ignyta in accordance with Nasdaq Marketplace Rule 5635(c)(4).

In addition, Dr. Chacko will be eligible to participate in Ignyta’s 2013 Severance and Change in Control Severance Plan (the “Severance Plan”) as a Tier 2 Covered Employee. The terms and provisions of the Severance Plan as applied to a Tier 2 Covered Employee are set forth in Ignyta’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2013, which description is incorporated herein by reference.

There are no family relationships between Dr. Chacko and any of Ignyta’s current or former directors or executive officers. Dr. Chacko is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

In connection with his appointment as Chief Operating Officer, Mr. Hornby’s annual base salary will be increased to $345,000. All other terms of Mr. Hornby’s compensation and employment with Ignyta will remain unchanged. A description of such compensation and employment terms, as well as Mr. Hornby’s biography, is available in Ignyta’s definitive proxy statement, filed with the Securities and Exchange Commission on April 30, 2014, and is incorporated herein by reference.

The press release dated May 30, 2014 announcing the appointments of Dr. Chacko and Mr. Hornby is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2014	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
	Name:	Jonathan E. Lim, M.D.
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 30, 2014.

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